Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500		News Release
Irving, Texas 75039
Phone:	972.869.3400
Fax:	972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Third Quarter 2005 Results

Irving, Texas, October 18, 2005 Thomas Group, Inc. (TGIS.OB) today announced net income of $2.7 million, or $0.25 per diluted share, for the third quarter of 2005 on revenues of $11.8 million.

“New revenue contracts and solid execution drove outstanding results for the quarter,” said Jim Taylor. “For the first nine months, pre-tax profits of $5.9 million are the result of high utilization of our Resultants and strict cost controls. In addition, we continue to benefit this year from a low tax rate, as a result of net operating loss carryforwards, and for the first nine months have generated net income of $0.53 per diluted share.”

 “To further enhance value for our shareholders, during the third quarter we repurchased the warrant we had issued to our former senior lender in 2002. Had this warrant been exercised, it would have represented a 3.6% equity position in our Company. We believe that the repurchase price of $3.145 per share, which represents a 37.1% discount from market price, was a prudent use of our cash reserves, “ Mr. Taylor continued. “Although earnings is the foundation on which we have increased shareholder value, we will take advantage of other value-building opportunities as they arise.”

Third Quarter and Nine Month 2005 Financial Performance:

•              Revenue:  Third quarter revenue was $11.8 million, which represents a $4.5 million increase, or 62%, from the comparable period of 2004, and a $0.1 million increase when compared to the second quarter of 2005. The increase represents contracts signed for new business, and expansions of existing programs. Revenue for the first nine months of 2005 was $31. 4 million, which represents a $9.2 million increase, or 42%, over the comparable period of 2004. This increase is attributable to new revenue contracts in the US, both in commercial and governmental sectors.

•              Gross Margins: Gross profit margins for the third quarter were 56%, compared to 49% for the third quarter of 2004. For the first nine months of 2005, gross profit margins were 54%, compared to 48% for the comparable period of 2004.  The increase is primarily attributable to increased revenue, full utilization of the Company’s direct labor and strict control over costs.

•              Selling, General & Administrative (S,G&A):  Third quarter S,G&A costs were $3.8 million compared to $3.3 million for the third quarter of 2004. This increase is primarily due to performance compensation earned by employees in 2005. For the first nine months of 2005, S,G&A costs were $11.1 million compared to $9.7 million for the first nine months of 2004.  This increase is primarily due to sublease losses recorded in the first quarter of 2005, exit costs recorded in the second quarter of 2005, and performance compensation earned by employees, which was recorded in the third quarter of 2005.

•              Cash Flow:  In the first nine months of 2005, net cash provided by operating activities was $5.2 million, compared to net cash provided by operating activities of $50,000 in the first nine months of 2004.  The increase in net cash provided is primarily due to 2005 profits in excess of 2004 profits. In the first nine months of 2005, net cash used in financing activities was $2.8 million, comprised of $1.8 million used to repay debt, $1.3 million used to repurchase warrants, offset by $0.3 million generated from the issuance of common stock upon the exercise of outstanding options and warrants.  Cash used for financing activities in the first nine months of 2004 was $2.0 million, primarily for debt repayments. Cash used for investing activities consisted primarily of upgrades to computer equipment and totaled $75,000 in the first nine months of 2005, compared to $24,000 in the comparable period of 2004. For the first nine months of 2005, the net change in cash was a net increase of $2.4 million, compared to a net decrease of $1.9 million in the first nine months of 2004.

Income Taxes:  Prior years’ losses in both US and foreign operations created net operating loss (NOL) carryforwards.  The tax benefit of these NOLs reduces the Company’s 2005 effective tax rate to approximately 3%. For the nine months of 2005, the Company has recognized $0.2 million in income tax expense.

Business Development:  During the third quarter of 2005, the Company signed $22.0 million in commercial and governmental business, pushing the total for 2005 to $29.3 million. This is an increase of $10.2 million, or 53%, compared to the first nine months of 2004

Backlog:  At September 30, 2005, the Company had signed backlog of $15.1 million, of which $6.3 million is contracted for 2005. Backlog does not include extensions or option periods, and therefore does not always represent the full scope of the client’s commitment to Thomas Group. However, backlog does accurately represent the portion that has been contracted for in writing.

***

Thomas Group, Inc. is an international, publicly traded business consulting firm (TGIS.OB).  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	Amounts in thousands, except per share data
Consulting revenue before reimbursements	$11,763	$7,277	$31,333	$22,063
Reimbursements	23	9	29	91
Total revenue	11,786	7,286	31,362	22,154
Cost of sales before reimbursable expenses	5,210	3,684	14,284	11,330
Reimbursable expenses	23	9	29	91
Total cost of sales	5,233	3,693	14,313	11,421
Gross profit	6,553	3,593	17,049	10,733
Selling, general and administrative	3,822	3,250	10,530	9,653
Sublease losses	—	—	610	—
Operating income	2,731	343	5,909	1,080
Other income (expense), net	21	(65)	(49)	(239)
Income before income taxes	2,752	278	5,860	841
Income taxes	89	15	190	16
Net income	$2,663	$263	$5,670	$825

Earnings per common share:
Basic	$0.25	$0.03	$0.54	$0.09
Diluted	$0.25	$0.02	$0.53	$0.08

Weighted average shares:
Basic	10,655	9,665	10,465	9,648
Diluted	10,784	10,529	10,649	10,559

Selected Revenue Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	Amounts in thousands
North America	$11,786	$7,084	$31,333	$21,088
Europe	—	—	—	10
Asia/Pacific	—	202	29	1,056
Total Revenue	$11,786	$7,286	$31,362	$22,154

Selected Balance Sheet Data

	September 30, 2005	December 31, 2004
	Amounts in thousands
Cash	$2,515	$143
Trade Accounts Receivables	7,531	5,161
Total Current Assets	10,422	5,719
Total Assets	11,058	6,549
Total Current Liabilities	3,588	2,712
Total Liabilities	3,921	4,118
Total Stockholders’ Equity	$7,137	$2,431